ARTICLES OF INCORPORATION

                                       OF

                                BUSINESS BANCORP


         ONE: The name of this corporation is:

                                BUSINESS BANCORP

         TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THREE: The name and address in this State of the corporation's initial agent for service of process is Jack Fried, Esq., 1900 Avenue of the Stars, 25th Floor, Los Angeles, California 90067.

         FOUR: The corporation is authorized to issue two classes of shares designated as "Common Stock" and "Preferred Stock", respectively. The number of shares of Common Stock authorized to be issued is 12,000,000, and the number of shares of Preferred Stock authorized to be issued is 2,000,000.

                  The board of directors of this corporation is authorized to designate that the Preferred Stock be divided into any number of series, and it is authorized to determine the designation of any such series and to fix the number of shares in any such series and may, as to any such series, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of the shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares in such series. The board of directors of this corporation may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

         FIVE: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

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         SIX: The corporation is authorized to provide indemnification of agents
(as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.


         SEVEN: A. The number of directors on the Board of Directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the Board within the range set forth in the by-laws of the Corporation, which shall in no event be fewer than six directors. The directors shall be divided into two classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the annual meeting of shareholders two years after this provision becomes effective, and the term of office of the second class to expire at the annual meeting of shareholders one year after this provision becomes effective, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

         B. The newly created directorships resulting from any increase in the authorized number of directors, or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled in accordance with the provisions of
Section 305 of the Corporations Code, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         C. This Article SEVEN shall become effective only when the Corporation becomes a listed corporation within the meaning of Section 301.5 of the Corporations Code.